Exhibit 99.1

An Investor Q&A with Matt Goulet, President and CEO of Globalscape
Wednesday, May 25, 2016

Safe Harbor Statement
This blog post contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "would," "exceed," "should," "anticipates," "believe," "steady," "dramatic," and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company’s Annual Report on Form 10-K for the 2015 fiscal year, filed with the Securities and Exchange Commission on March 3, 2016.

The following is an investor Q&A with Matt Goulet, President and CEO of Globalscape.

Question 1
 Q: Where do you stand stand on providing guidance to the investor community?
Matt Goulet: One of my top priorities is to work closely with the Board of Directors, as well as our finance team, so that we can give guidance accordingly. We expect our revenue growth rate for 2016 to equal or exceed the 15% growth rate we achieved in 2015, and we expect our 2016 net income to be approximately 15% of revenue, which would be consistent with what we achieved in 2015. We believe guidance at this level allows us to give our shareholders and investors an idea as to our expected financial direction while at the same time providing us with the desired flexibility to manage the company for long-term growth.

 Question 2
Q: Globalscape has almost $20 million in cash. How do you plan to deploy it?
Matt Goulet: For 2015, our return on assets (net income divided by total assets) was in excess of 10%. We believe the best use of our cash is to make strategic investments in exploring opportunities to add to our core products and technologies with proven revenue streams and manage them to higher profitability. We believe this approach will result in a higher return to our shareholders than other strategies, such as share buy-back programs. However, to acknowledge our shareholders’ desire to see some amount of cash return on their investment, we pay a quarterly dividend that has a trailing annual dividend yield of 1.9%. We can pay this dividend without compromising any of our product development or sales and marketing efforts.

Question 3
 Q: Can you go over the other changes that have been made internally so that we better understand how the business is operating?
Matt Goulet: Absolutely. We have some of the best and brightest people in the industry at Globalscape. There were a number of promotions made last week to help get our entire leadership and management team moving as quickly as possible. The first change is promoting Daniel Burke to Vice President of Worldwide Sales. Dan has been with Globalscape since 2013 and has played a pivotal role in the successes that the sales organization has had to date. He is a seasoned sales leader and we expect great things to come from his leadership over the sales organization.

The second change was promoting Adam Snider to Vice President of Operations. Adam has an incredible amount of organizational knowledge, having been with Globalscape since 2008. He is responsible for some very critical functions within the organization including: sales operations, information technology and our customer support organization. All three of those groups are part of the backbone of this company and with Adam at the helm, we expect any areas of inefficiency to be removed, making these teams lean and mean.

My entire leadership team is full of people who have years of experience in their chosen fields, but beyond that they have major experience in the technology and software industries. The role that they play executing our company strategy is key to our success. My full leadership team is going to be visible from now on. You will be hearing from them during our regular earnings calls and a new level of transparency will be available to all investors. In fact, you can find the list of my leadership team here.

Question 4
 Q: You were quoted in a recent press release saying that ‘you face challenges’ - what do you mean by that?
Matt Goulet: When I mentioned challenges, I was referring to a few different everyday business challenges that we face. As a fast moving high tech company, in a highly competitive market, who is pushing hard to become a market leader, we have a number of challenges that we are faced with.

Firstly, anytime there is a leadership change, it has to be managed properly. I’m not just talking about a transition at the top, I’m talking about transitions in leadership across the organization. Again, I can’t say enough great things about the leaders of this organization, but there is always a lot of work to be done when you continually strive to improve. I am confident that we are in a place where we will manage the transitions effectively, ultimately making Globalscape a better run organization across the board.

Secondly, the migration to the cloud is causing challenges for many businesses that have previously only sold on-premises solutions. As our EFT Cloud Services continue to grow in popularity, there are challenges that we face in sustaining revenue growth. One factor as to why our license revenue was down in the first quarter was because of the nature of the licenses sold. What does this mean? License revenue from products sold under a perpetual license for an on-premises installation, like our core EFT products, is recognized in full at the time the product is delivered. On the other hand, revenue from our EFT Cloud Services SaaS offering, delivered via the cloud, is recognized over multiple periods in the future. Our customers’ transition to the cloud is not without its challenges but we believe that the migration to the cloud bodes well for us in creating a highly sustainable, recurring long-term revenue stream. It is important to note that we do expect to continue to grow our license revenue from both EFT Cloud Services and EFT on-premises installations in 2016.

Question 5
Can you comment on the industry partnerships that Globalscape announced over the last year? Where do things stand?
Matt Goulet: We have been fortunate over the last year or so to work with some fantastic industry leading organizations. I want to be clear about what some of the partnerships are so that we are setting the proper tone. We joined the F5 Networks’ Technology Alliances Program (TAP) in February of 2016. The initial phase of our partnership was not intended for F5 Networks to resell our solutions. By joining the F5 Networks TAP we have ensured interoperability between EFT with High Availability and F5 BIG-IP® Local Traffic Manager™.

Back in September of 2015, we also formed a distribution deal with immixGroup, Inc. The agreement makes Globalscape products available for purchase by public sector channel partners and government agencies through multiple immixGroup contract vehicles. immixGroup is part of our ecosystem of value-added distributors (VAD). Although we do have some revenue and attributable pipeline as a result of this partnership, this is just one aspect of our multifaceted go-to-market approach to the government vertical.

In February of 2016 we recognized CDW as our Partner of the Year. CDW has over 250,000 customers and annual net sales of $12.9 Billion. We have a longstanding relationship with CDW and as a result of our commitment to them and the growth we’ve experienced together, they recently elevated our status within their partner program. This elevated status affords us access to more programs and opportunities with their sales and leadership teams.

Partnerships can take on many different flavors and some are more difficult to measure than others. Larger partnerships can take longer to develop and take more nurturing, however the benefits of these partnerships can be much greater. Although many of our partnerships contribute directly to our pipeline and revenue growth, there are many other benefits to partnering with industry leaders. As such, we will continuously strive for new and deeper relationships with companies like these.

Question 6
Q: Is there anything else you’d like to tell the investor community?
Matt Goulet: In 2015 our revenue grew 15% and our net income grew 52%. We believe those are noticeable results, but there is still work to be done and progress to be made. I’m eager to continue to show our investor community a greater level of transparency. We see and hear your questions and comments and you have my commitment, along with my entire team, that we will work tirelessly to address them all in the coming months. As a reminder to our investors, important company information can be found in our Investor Relations section on our website. I encourage each investor to review the information housed there.

It’s an exciting time to be at Globalscape. Our market is growing and we expect that it will continue to grow and the industry analysts agree. We also have a great platform and we provide outstanding services, but ultimately it’s our people that make us special. There is an incredible amount of talent within this organization, people who are committed to make Globalscape better than ever before. I’ve issued a challenge to our leadership to quicken the pace of everything we do, from hiring and onboarding, to product development to customer interactions, our entire Globalscape team is working with a renewed sense of urgency and intensity.

And without a doubt I know that together we will continue to work to make Globalscape a better and stronger organization.